Exhibit 99.1

FOR IMMEDIATE RELEASE
Group 1 Automotive Board Approves New Share Repurchase Authorization & Declares Quarterly Dividend
HOUSTON, TX, November 11, 2025 — Group 1 Automotive, Inc. (NYSE: GPI) (“Group 1” or the “Company”), a Fortune 250 automotive retailer with 259 dealerships located in the U.S. and U.K., today announced its board of directors approved a new share repurchase authorization of $500 million, and also declared a quarterly dividend.
• Share Repurchase Authorization Increase
The Company announced that its board of directors increased the Company's common share repurchase authorization by $457 million to $500 million. Year-to-date 2025, the Company repurchased 1,038,797 shares representing approximately 8% of the Company’s outstanding common shares at January 1, 2025, at an average price per common share of $417.38, for a total of $434 million. Purchases may be made from time to time, based on market conditions, legal requirements, and other corporate considerations, in the open market or in privately negotiated transactions. The Company expects that any repurchase of shares will be funded by cash from operations. Repurchased shares will be held in treasury.
• Quarterly Dividend
Group 1’s board of directors also declared a $0.50 dividend per share that will be payable on December 15, 2025, to stockholders of record as of December 1, 2025. The dividend is consistent with the Company’s previously announced increase of 6% in its annualized dividend rate from $1.88 per share in 2024 to $2.00 per share in 2025.
ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 259 automotive dealerships, 324 franchises, and 35 collision centers in the United States and the United Kingdom that offer 36 brands of automobiles. Through its dealerships and omni-channel platform, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.
Group 1 discloses additional information about the Company, its business, and its results of operations at www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, and www.facebook.com/group1auto.
FORWARD-LOOKING STATEMENTS
All statements in this press release related to future, not past, events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on our current expectations and assumptions regarding our business, the economy and other future conditions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Terry Bratton
Manager, Investor Relations
Group 1 Automotive, Inc.
ir@group1auto.com
Media contacts:
Pete DeLongchamps
Senior Vice President, Financial Services and Manufacturer Relations
Group 1 Automotive, Inc.
pdelongchamps@group1auto.com
Kimberly Barta
Head of Marketing and Communications
Group 1 Automotive, Inc.
kbarta@group1auto.com
or
Jude Gorman / Clayton Erwin
Collected Strategies
Group1-CS@collectedstrategies.com

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